Exhibit 99.03
Page 1
Southern Company
Significant Factors Impacting EPS

	Three Months Ended September			Year-to-Date September
	2018	2017	Change	2018	2017	Change
Earnings Per Share–
As Reported[1] (See Notes)	$1.14	$1.07	$0.07	$1.92	$0.35	$1.57

Significant Factors:
Traditional Electric Operating Companies			$0.14			$1.71
Southern Power			(0.03)			(0.04)
Southern Company Gas			0.03			(0.01)
Parent Company and Other			(0.05)			(0.06)
Increase in Shares			(0.02)			(0.03)
Total–As Reported			$0.07			$1.57

	Three Months Ended September			Year-to-Date September
Non-GAAP Financial Measures	2018	2017	Change	2018	2017	Change
Earnings Per Share–
Excluding Items (See Notes)	$1.14	$1.12	$0.02	$2.83	$2.51	$0.32

Total–As Reported			$0.07			$1.57
Estimated Loss on Plants Under Construction[2]			(0.02)			(1.34)
Loss on Plant Scherer Unit 3[3]			—			(0.02)
Acquisition, Disposition, and Integration Impacts[4]			(0.03)			0.19
Wholesale Gas Services[5]			—			(0.03)
Litigation Settlement[6]			—			(0.02)
Adoption of Tax Reform[7]			—			(0.03)
Total–Excluding Items			$0.02			$0.32

- See Notes on the following page.

Exhibit 99.03

Southern Company
Significant Factors Impacting EPS

Notes

(1) For the three and nine months ended September 30, 2018 and 2017, dilution does not change basic earnings per share by more than 1 cent and is not material.

(2) Earnings for the three and nine months ended September 30, 2018 and 2017 include charges and associated legal expenses related to Mississippi Power Company's integrated coal gasification combined cycle facility project in Kemper County, Mississippi (Kemper IGCC). Earnings for the nine months ended September 30, 2018 also include a $1.1 billion charge ($0.8 billion after tax) for an estimated probable loss on Georgia Power Company's construction of Plant Vogtle Units 3 and 4. These charges significantly impacted the presentation of earnings and earnings per share. Additional pre-tax cancellation costs of up to $30 million for Mississippi Power Company's Kemper IGCC may occur through the first half of 2020. Further charges for Georgia Power Company's Plant Vogtle Units 3 and 4 may occur; however, the amount and timing of any such charges is uncertain.

Earnings for the nine months ended September 30, 2017 include allowance for funds used during construction (AFUDC) equity as a result of extending the Kemper IGCC construction schedule beyond November 30, 2016, as assumed when Southern Company issued its 2017 guidance. As a result, Southern Company believes presentation of earnings per share excluding these amounts provides investors with information comparable to guidance. Management also used such measures to evaluate Southern Company's 2017 performance. AFUDC equity ceased in connection with the project's suspension in June 2017.

(3) Earnings for the nine months ended September 30, 2017 include a $32.5 million write-down ($20 million after tax) of Gulf Power Company's ownership of Plant Scherer Unit 3 as a result of its 2017 retail rate case settlement. Further charges are not expected.

(4) Earnings for three months ended September 30, 2018 primarily include: (i) a combined $351 million pre-tax ($38 million after-tax) gain on the sales of Elizabethtown Gas, Elkton Gas and Florida City Gas; and (ii) $25 million pre-tax ($18 million after-tax) of other acquisition, integration and disposition costs. Earnings for the nine months ended September 30, 2018 primarily include: (i) a net combined $317 million pre-tax gain ($35 million after-tax loss) on the sales of Elizabethtown Gas, Elkton Gas, Florida City Gas and Pivotal Home Solutions; (ii) a $42 million (pre-tax and after-tax) goodwill impairment charge associated with the sale of Pivotal Home Solutions; (iii) a $119 million pre-tax ($89 million after-tax) impairment charge associated with the disposition of Plants Stanton and Oleander; and (iv) $63 million pre-tax ($46 million after-tax) of other acquisition, integration and disposition costs. The gain/loss calculations for the four Southern Company Gas dispositions are expected to be finalized in the fourth quarter 2018. Further costs are expected to continue to occur prior to the expected closings of pending dispositions in the first quarter of 2019; however, the amount of such expenditures is uncertain. Further costs are also expected to continue to occur in connection with the integration of Southern Company Gas; however, the amount and duration of such expenditures is uncertain.

(5) Earnings for the three and nine months ended September 30, 2018 and 2017 include the Wholesale Gas Services business of Southern Company Gas. Presenting earnings and earnings per share excluding Wholesale Gas Services provides investors with an additional measure of operating performance that excludes the volatility resulting from mark-to-market and lower of weighted average cost or current market price accounting adjustments.

(6) Earnings for the nine months ended September 30, 2018 include the settlement proceeds of Mississippi Power Company's claim for lost revenue resulting from the 2010 Deepwater Horizon oil spill in the Gulf of Mexico. Further proceeds are not expected.

(7) Earnings for the nine months ended September 30, 2018 include additional net tax benefits as a result of implementing federal tax reform legislation, which was signed into law on December 22, 2017. During this period, Southern Company obtained and analyzed additional information that was not initially available or reported as provisional amounts at December 31, 2017. Additional adjustments are expected until Southern Company's 2017 federal income tax return is complete and provisional estimates are actualized during the measurement period ending December 31, 2018. Southern Company believes presentation of earnings per share excluding these amounts provides investors with information comparable to guidance. Management also uses such measures to evaluate Southern Company's performance.